Exhibit 99.1
PRESS RELEASE CONTACT:
MICHAEL SENKEN
PHONE: (770) 651-9100

MIMEDX ANNOUNCES 2014 RECORD REVENUE
AND FIRST FULL YEAR OPERATING PROFIT

Company Records Revenue of $118.2 million, Operating income of $7.1 million and Net Income of $6.2 million

MARIETTA, Georgia, February 26, 2015 (PR Newswire) - MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spinal, Sports Medicine, Ophthalmic and Dental sectors of healthcare, announced today its record results for the fourth quarter and full year ended December 31, 2014.

Full Year and Fourth Quarter 2014 Highlights

•	Full Year 2014 revenue of $118.2 million doubles 2013 revenue and exceeds upper end of guidance

•	Q4 revenue of $39.6 million increases 120% over Q4 2013

•	Q4 revenue exceeds $38.3 million upper end of guidance by $1.3 million

•	Q4 is 13th consecutive quarter of meeting or exceeding revenue guidance

•	2014 is 3rd consecutive fiscal year of meeting or exceeding guidance

•	Full year 2014 Wound Care sales more than doubles full year 2013

•	Q4 Wound Care sales grows 24% sequentially over Q3 2014

•	2014 Commercial Accounts and Government Accounts revenue grows 208% and 18%, respectively

•	First annual operating income of 6% of revenue recorded for full year 2014

•	Q4 is 12th consecutive quarter of positive Adjusted EBITDA*

•	Full Year Adjusted EBITDA* is 17.5% of revenue and a 278% improvement over full year 2013

•	Q4 Adjusted EBITDA* is 22% of revenue and a 542% improvement over Q4 2013

•	2014 Cash Flow from Operating Activities grows to $16.8 million

Full Year and Fourth Quarter Results
For the year ended December 31, 2014, the Company recorded record revenue of $118.2 million, a $59.0 million or 100% increase over revenue of $59.2 million for full year 2013. The Company’s gross margins for the year ended December 31, 2014, were 89% as compared to 84% in the same period in 2013. Adjusted EBITDA* for the year ended December 31, 2014, were $20.7 million, a $15.2 million or 278% improvement, as compared to Adjusted EBITDA* of $5.5 million for the full year 2013. Net Income for the year ended December 31, 2014, was $6.2 million, or $0.05 per diluted common share, a $10.3 million improvement, as compared to the Net Loss of $4.1 million, or $0.04 per diluted common share, in the prior year same period.

The Company recorded record revenue for the fourth quarter of 2014 of $39.6 million, a $21.6 million or 120% increase over 2013 fourth quarter revenue of $18.0 million, and sequentially, a $6.1 million or 18% increase over third quarter of 2014 revenue. The Company’s gross margins for the quarter ended December 31, 2014, were 91% as compared to 83% in the fourth quarter of 2013. Adjusted EBITDA* for the quarter ended December 31, 2014, were $8.5 million, a $7.2 million or 542% improvement, as compared to Adjusted EBITDA* of $1.3 million for the fourth quarter of 2013. The Net Income for the fourth quarter of 2014 was $3.8 million, or $0.03 per diluted common share, a $5.3 million improvement, as compared to the Net Loss of $1.4 million, or $0.01 per diluted common share, in the 2014 fourth quarter.

Management Commentary on Revenue Results
Parker H. “Pete” Petit, Chairman and CEO, stated, “We are pleased to announce our 2014 results. The fourth quarter was our thirteenth consecutive quarter of meeting or exceeding revenue guidance, and full year 2014 was the third consecutive year of meeting or exceeding our guidance. Our full year revenue was double last year’s revenue and fourth quarter revenue was a 120% increase over last year’s fourth quarter revenue. Throughout 2014, we continually increased our revenue growth rate over the prior year’s quarter with a 69% growth rate in the first quarter, 89% in the second quarter, 108% in the third quarter and 120% in the fourth quarter.”

“It is very gratifying to report full year operating profit and net income for the first time in our history,” continued Petit. “The fourth quarter of 2014 marked the 12th consecutive quarter of positive Adjusted EBITDA. The Company’s full year 2014 gross margins of 89% were a five percentage point improvement over 2013 record gross margins of 84%. Our fourth quarter operating profit of $4.7 million is 12% of revenue, and full year operating profit of $7.1 million is 6% of revenue. Our full year positive Adjusted EBITDA* was 17.5% of revenue and fourth quarter positive Adjusted EBITDA* was 22% of revenue. These statistics clearly demonstrate the operating leverage that we have created with this business. Our operating leverage should become even more evident as we report our results for future quarters.”

Bill Taylor, President and COO, said, “Wound care sales again led our full year and fourth quarter revenue growth by more than doubling over full year 2014 and growing 24% sequentially over last quarter. Throughout 2014, our wound care revenue growth was the result of market share gains and increased penetration and sales from existing accounts. During 2014, we made a series of strategic decisions to accelerate the expansion of our sales force focusing on the surgical and the orthopedic/spine markets. Our 2014 sales force expansion efforts focused on all of our sales verticals. Since January 1, 2014, we have added more than 100 additional sales reps and sales managers to our field sales force. We ended 2013 with 76 members in our sales organization and at present, we have over 180 sales professionals in our field sales force. Not only did we have very solid performances from our established sales professionals, but our sales professionals who joined us during the year also made major contributions. We are continuing to have an aggressive recruiting strategy and are very pleased with our ability to rapidly build out our sales force with high caliber and extremely skilled additions to our sales team.”

Taylor continued, “We are very pleased with the progress we have made and believe our expanded sales force focusing on the surgical and the orthopedic/spine markets will contribute significantly to our 2015 growth. This specialized sales force is developing consistent with our outlook, and should continue to build momentum throughout the year as more and more physicians and payers become aware of the potential our allografts have to improve outcomes of various surgical applications and medical procedures. We are very excited about the opportunities ahead of us as we broaden the market sectors we serve. During 2014, we also placed a key emphasis on recruiting and building out a strong National Accounts sales team. This team is beginning to have a strong impact on our revenue. As we communicated in our press release of January 12, 2015, we have been very successful in securing national accounts with Group Purchasing Organizations (“GPOs”) and Integrated Delivery Networks (“IDNs”), which now represent in excess of 4,000 U.S hospitals under contract for MiMedx allografts. Most of the GPO and many of the IDN contracts contain amniotic tissue skin substitute commitment levels for MiMedx allografts.”

“Our wound care revenue is growing very rapidly in both the commercial payer and federal payer segments. During the year, we focused a large portion of our expanded sales force resources and capabilities on market opportunities beyond those covered by Centers for Medicare and Medicaid (“CMS”). As a result of this strategy, we expect that the end of the Epifix® pass-through status from CMS will have little to no effect on our ability to achieve our 2015 revenue goal. We are very excited about the opportunities ahead of us as we continue to broaden the market sectors we serve and gain coverage from additional commercial payers and other programs,” added Petit.

“With our revenue opportunities from multiple market sectors and payers, our operating leverage, and our ability to continue our aggressive pace of generating clinical and scientific studies and facilitating their publication in leading peer-reviewed journals, we expect to be able to report further exciting results throughout the year,” concluded Petit.

Balance Sheet and Cash Flow
As of December 31, 2014, total assets increased by $24.6million to $109.3 million, compared to $84.7 million as of December 31, 2013. Cash on hand as of December 31, 2014, was $46.6 million, an increase of $2.5 million, as compared to $44.1 million as of December 31, 2013. Net cash flow from operating activities as of December 31, 2014, was a positive $16.8 million, due primarily to an increase in Adjusted EBITDA, improved working capital and a significant improvement in Days’ Sales Outstanding (“DSO”) in accounts receivable. Free cash flow, which is cash flow from operations less capital expenditures and patent application costs, was a positive $13.7 million, as compared to a negative $3.3 million for the same period in 2013.

Accounts receivable increased to $26.7 million as of December 31, 2014, from $16.1 million as of December 31, 2013. DSO as of December 31, 2014, were 61 days, an improvement of 21 days from December 31, 2014, DSO of 82 days. Inventory increased approximately $1.2 million to $5.1 million as of December 31, 2014, up from $3.9 million as of December 31, 2013. Total liabilities increased to $19.9 million as of December 31, 2014, from $11.1 million as of December 31, 2013. Stockholders’ equity increased by $15.8 million to $89.3 million as of December 31, 2014, from $73.6 million as of December 31, 2013.

GAAP Earnings
The Company recorded Net Income of $6.2 million for the year ended December 31, 2014, or $0.05 per diluted common share, as compared to a Net Loss of $4.1 million, or $0.04 per diluted common share, for the year ended December 31, 2013. The Company recorded Net Income of $3.8 million for the quarter ended December 31, 2014, or $0.03 per diluted common share, as compared to a Net Loss of $1.4 million, or $0.01 per diluted common share, for the quarter ended December 31, 2013.

Full year 2014, R&D expenses were $7.0 million or 6% of Net Sales, an increase of $2.2 million over full year 2013 R&D expenses of $4.8 million due to the acceleration of the Company’s investment in clinical trials for reimbursement and regulatory purposes. Fourth quarter 2014 R&D expenses were $1.8 million or 5% of Net Sales, an increase of $0.4 million over fourth quarter 2013 R&D expenses of $1.4 million.

Selling, general and administrative (“SG&A”) expenses for full year 2014 were $90.5 million, a $44.3 million increase over full year 2013 SG&A expenses of $46.2 million. SG&A expenses for the fourth quarter of 2014 were $29.2 million, a $14.9 million increase over fourth quarter of 2013 SG&A expenses of $14.3 million, and a sequential increase of $5.0 million over third quarter of 2014 SG&A expenses of $24.2 million. Increases in SG&A were due to the continuation of the buildup of the Company’s direct sales force in the wound care, surgical and orthopedic /spine sales channels, as well as the sales force focused on national accounts.

Revenue Breakdown
The Company distinguishes and reports revenue in two categories: (1) Wound Care and (2) Surgical, Sports Medicine and Original Equipment Manufacturer (“OEM”) applications. Revenue for the Company's Wound Care category comprises both the sheet and powdered allograft forms and includes the full spectrum of the wound care settings and wound categories for which the Company’s allografts are utilized. It reflects sales related to both chronic and acute wounds, including surgical wounds. The "Surgical, Sports Medicine and OEM" category includes primarily AmnioFix® sales for orthopedic, soft tissue repair, surgical, dental and ophthalmic uses. This category also includes grafts in both sheet and micronized form. For full year 2014, Wound Care revenue was $93.6 million, representing 79% of total revenue, and Surgical, Sports Medicine and OEM revenue was $24.6 million, representing 21% of total revenue.

The Company also provides a revenue breakdown in terms of customer type, distinguishing between government and commercial accounts. For full year 2014, Commercial sales were $78.4 million, representing 66% of total revenue, and Government sales were $39.8 million, representing 34% of total revenue.

2015 Outlook
The Company reiterated its previously communicated guidance for full year 2015 and the first quarter of 2015. The Company’s reiterated guidance for the first quarter of 2015 includes:

•	Q1 2015 revenue in the range of $40 million to $41 million; and

•	Q1 2015 operating profit in excess of 10%.

The Company’s reiterated full year 2015 expectations include:

•	Full year 2015 revenue in the range of $175 million to $190 million; and

•	Operating profit margin for full year 2015 in excess of 15%.

Earnings Call
MiMedx management will host a live broadcast of its fourth quarter and full year 2014 results conference call on Thursday, February 26, 2015, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted EBITDA* is earnings before financing expense, interest, taxes, depreciation, amortization, and share-based compensation. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see the accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include AmnioFix® and EpiFix®, our tissue technologies processed from human amniotic membrane that is derived from donated placentas. Through our donor program, a mother delivering via full-term Caesarean section birth can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx® is the leading supplier of amniotic tissue, having supplied over 350,000 allografts to date for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the Company’s ability to deliver robust period-over-period growth in 2015 and financial expectations for 2015 revenue generally, the Company’s expectations regarding increasing market share in the wound care market, that the Company’s operating leverage will be more evident in future quarters, that the Company’s efforts in the surgical and orthopedic/spine markets will continue to build momentum throughout 2015, and contribute significantly to the Company's 2015 growth, that the end of EpiFix® pass through status will have little or no effect on the Company’s 2015 revenue, that the Company will broaden its market sectors and gain coverage from additional payers, and that the Company will continue its pace of generating clinical and scientific studies that are published in peer-reviewed journals. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company’s revenue may not grow as expected or may decline, that the Company may not increase its market share in the wound care market as expected or its share may decline, that the Company will not achieve the operating leverage it expects in the future, that the Company’s efforts in the surgical and orthopedic/spine markets may not cause revenue to increase as expected, or that its products may fail to gain acceptance for such applications, that the Company’s products may not perform as expected or may not otherwise contribute to improved medical outcomes, that the expiration of pass-through status will have a greater than anticipated effect on the Company’s 2015 revenue, that the Company may not broaden its market sectors or gain coverage from additional payers, that the Company will be unable to continue its pace of generating clinical and scientific studies or that the outcomes of such studies may not be as anticipated, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2013, and subsequent Forms 10-Q. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$46,582	$44,078
Short term investments	5,750	—
Accounts receivable, net	26,672	16,093
Inventory, net	5,133	3,881
Prepaid expenses and other current assets	1,540	1,337
Total current assets	85,677	65,389
Investments	3,250	—
Property and equipment, net of accumulated depreciation	5,447	4,086
Goodwill	4,040	4,040
Intangible assets, net of accumulated amortization	10,845	11,179
Total assets	$109,259	$84,694
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,661	$2,491
Accrued compensation	11,523	5,588
Accrued expenses	2,504	1,406
Other current liabilities	716	123
Total current liabilities	18,404	9,608
Other Liabilities	1,526	1,518
Total liabilities	19,930	11,126
Commitments and contingencies (Note 17)
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $0.001 par value; 130,000,000 shares authorized; 108,776,247 issued and 107,789,611 outstanding at December 31, 2014 and 104,425,614 issued and 104,375,614 outstanding at December 31, 2013	108	104
Additional paid-in capital	162,433	147,284
Treasury stock at cost: 986,636 shares at December 31, 2014 and 50,000 shares at December 31, 2013	(5,637)	(25)
Accumulated deficit	(67,575)	(73,795)
Total stockholders' equity	89,329	73,568
Total liabilities and stockholders' equity	$109,259	$84,694

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Years Ended December 31,
	2014	2013	2012
Net sales	$118,223	$59,181	$27,053
Cost of sales	12,665	9,328	5,188
Gross margin	105,558	49,853	21,865

Operating expenses:
Research and development expenses	7,050	4,843	2,885
Selling, general and administrative expenses	90,480	46,227	19,591
Impairment of intangible assets	—	368	1,798
Fair value adjustment of earn-out liability	—	—	1,567
Amortization of intangible assets	928	1,054	1,380

Operating income (loss)	7,100	(2,639)	(5,356)

Other income (expense), net
Amortization of debt discount	—	(1,328)	(1,714)
Interest expense, net	(48)	(45)	(593)

Income (loss) before income tax provision	7,052	(4,012)	(7,663)
Income tax provision	(832)	(100)	—

Net Income (loss)	$6,220	$(4,112)	$(7,663)

Net income (loss) per common share - basic	$0.06	$(0.04)	$(0.09)

Net income (loss) per common share - diluted	$0.05	$(0.04)	$(0.09)

Weighted average shares outstanding - basic	105,793,008	96,285,504	81,646,295

Weighted average shares outstanding - diluted	113,295,504	96,285,504	81,646,295

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income (loss)	$6,220	$(4,112)	$(7,663)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	1,197	637	465
Loss on fixed asset disposal	—	37	—
Amortization of intangible assets	928	1,054	1,380
Impairment of intangible assets	—	368	1,798
Amortization of debt discount and deferred financing costs	—	1,328	1,714
Share-based compensation	11,453	6,010	2,539
Change in fair value of earn-out liability	—	—	1,567
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(10,579)	(8,439)	(5,762)
Inventory	(1,252)	(858)	(2,310)
Prepaid expenses and other current assets	(203)	(707)	(466)
Other assets	—	70	97
Accounts payable	1,287	1,209	(81)
Accrued compensation	5,935	2,836	2,355
Accrued expenses	1,098	353	606
Accrued interest	—	(42)	388
Other liabilities	718	(28)	41
Net cash flows from operating activities	16,802	(284)	(3,332)
Cash flows from investing activities:
Purchases of equipment	(2,558)	(2,337)	(637)
Purchases of fixed maturity securities	(9,000)	—	—
Patent application costs	(594)	(689)	—
Net cash flows from investing activities	(12,152)	(3,026)	(637)
Cash flows from financing activities:
Proceeds from exercise of stock options	2,470	1,981	1,053
Proceeds from exercise of warrants	1,113	2,108	6,001
Proceeds from public offering, net of expenses	—	36,602	—
Stock repurchase	(5,612)	—	—
Repayment of convertible debt related to acquisition	—	—	(427)
Principal payments of equipment leases	(117)	(57)	(16)
Repurchase of warrants	—	—	(1)
Net cash flows from financing activities	(2,146)	40,634	6,610

Net change in cash	2,504	37,324	2,641

Cash and cash equivalents, beginning of period	44,078	6,754	4,113
Cash and cash equivalents, end of period	$46,582	$44,078	$6,754

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G.  We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Income (Loss) to “Adjusted EBITDA” defined as Earnings before Financing expense, Interest, Taxes, Depreciation, Amortization, and Share - Based Compensation:

	Years Ended December 31 (in thousands),
	2014	2013	2012
Net Income (Loss) (Per GAAP)	$6,220	$(4,112)	$(7,663)

Add back:
Income Taxes	832	100	—
Financing expense associated with beneficial conversion of note payable issued in conjunction with acquisition	—	—	171
Financing expense associated with beneficial conversion of Line of Credit with Related Party	—	—	561
Financing expense associated with beneficial conversion of Senior Secured Promissory Notes	—	1,328	982
Other interest expense, net	48	45	593
Depreciation Expense	1,197	637	465
Loss on fixed asset disposal	—	37	—
Amortization Expense	928	1,054	1,380
Share Based Compensation	11,453	6,010	2,539
Impairment of Intangible Assets	—	368	1,798
Fair Value Adjustment of Earn-out Liability	—	—	1,567
Income Before Interest, Taxes, Depreciation, Amortization and Share -Based Compensation (Adjusted EBITDA)	$20,678	$5,467	$2,393